EXHIBIT 10.7

[employee name]
Restricted Stock Unit Award

(Fenix Parts, Inc. Amended and Restated 2014 Incentive Stock Plan)

Subject to the following terms, Fenix Parts, Inc., a Delaware corporation (the “Company”), grants to the following employee of the Company or one of its subsidiaries (“Grantee”), as of the following grant date (the “Grant Date”), the following number of restricted stock units (“RSUs”), which will become vested in accordance with the following vesting schedule (the “Vesting Schedule”), subject to expiration prior to vesting in accordance with the terms of this Award:
Grantee:

Grant Date:        , 20__

Number of RSUs:

Vesting Schedule:    _________ (__) RSUs will vest on each of the first ____ anniversaries of the Grant Date

Terms of Award

1.	Plan
This Award has been granted under the Fenix Parts, Inc. Amended and Restated 2014 Incentive Stock Plan (the “Plan”), which is incorporated in this Award by reference. Capitalized terms used in this Award without being defined (for example, the term “Plan Administrator”) have the same meanings that they have in the Plan.

2.	RSUs
An RSU is the nominal equivalent of one share of the Company’s common stock, par value $.001 per share, and is not an actual share of stock. Prior to settlement as provided in Paragraph 4, RSUs are only bookkeeping entries, either on the Company’s own records or on those of any recordkeeper that the Company may use in connection with the administration of the Plan, and Grantee shall not have any rights as a stockholder of the Company in respect of his or her RSUs.

3.	Vesting

EXHIBIT 10.7

This Award shall vest in accordance with the Vesting Schedule. Any unvested portion of the RSUs shall lapse and be cancelled on Grantee’s Termination Date unless Grantee’s Termination occurs by reason of his or her death, in which case the RSUs shall become fully vested as of Grantee’s Termination Date.
This Award shall become fully vested upon a Change in Control, as provided in Article 7 of the Plan, prior to Grantee’s Termination Date.

4.	Settlement upon Vesting
Upon vesting, the Company may, in the Plan Administrator’s discretion, either settle this Award in shares of the Company’s common stock or in cash, or in a combination of the two.
If or to the extent that this Award is settled in shares, the Company shall record the delivery to Grantee of one share of stock for each RSU being settled in the books and records of the Company’s transfer agent.
If or to the extent that this Award is settled in cash, the Company shall pay Grantee an amount equal to the product of (i) the number of RSUs being settled in cash multiplied by (ii) the Fair Market Value of the Company’s common stock as of the last trading day immediately prior to vesting.

5.	Distributions and Voting
Grantee shall not be entitled to dividends and distributions in respect of RSUs and shall not have the right to vote RSUs or have any other rights as a stockholder of the Company in respect of any RSUs unless and until the RSUs vest and are settled in shares of the Company’s common stock.

6.	Tax Liability
The Company shall have the right, upon the vesting of any RSUs, to deduct or withhold, or require Grantee to remit to the Company, an amount sufficient to satisfy the federal, state, local and other taxes (including Grantee’s FICA obligation) that the Company is required to withhold by reason of such vesting.
The delivery of shares of the Company’s common stock or the payment of cash in settlement of the Award pursuant to Paragraph 4 shall be conditioned upon the satisfaction of any applicable withholding tax obligation.

EXHIBIT 10.7

If and to the extent that this Award is settled in shares of the Company’s common stock, the Company may withhold from the number of shares otherwise deliverable to Grantee a number of shares having a Fair Market Value (as of the last trading day immediately prior to the Vesting Date) equal to the Company’s withholding liability in respect of the delivery of those shares. If and to the extent that this Award is settled in cash, the Company may withhold from the cash payment an amount equal to its withholding liability in respect of the payment.
The Company may take any other action that the Plan Administrator considers necessary or advisable (for example, as permissible, withholding amounts from any compensation or other amounts payable by the Company to Grantee) to enable the Company to satisfy its withholding tax obligation in respect of the vesting and settlement of the Award.

7.	Confidentiality, Nonsolicitation and Noncompetition Agreement
This Award and the grant of the RSUs are subject to Grantee’s (i) entering into the Confidentiality, Nonsolicitation and Noncompetition Agreement which has been provided to Grantee if Grantee has not previously entered into such agreement in connection with Grantee’s receipt of an Award under the Plan (the “Noncompetition Agreement”) or (ii) Grantee’s reaffirmation of the Noncompetition Agreement that Grantee previously entered into in connection with Grantee’s receipt of an Award under the Plan. The Company would not have granted the Award to Grantee without Grantee’s entering into or reaffirming the Noncompetition Agreement.

8.	Transferability
This Award may not be sold, transferred, assigned or pledged (whether by operation of law or otherwise), except as provided by will or the applicable intestacy laws, and shall not be subject to execution, attachment or similar process.

9.	Interpretation
This Award is subject to the terms of the Plan, as the Plan may be amended (but except as required by applicable law, no amendment of the Plan after the Grant Date shall adversely affect Grantee’s rights in respect of the Award without Grantee’s consent). If there is a conflict or inconsistency between this Award and the Plan, the terms of the Plan shall control. The Plan Administrator’s interpretation of this Award and the Plan shall be final and binding.

10.	No Right to Continued Employment
Nothing in this Award shall be considered to confer on Grantee any right to continue in the employ of the Company or a Subsidiary or to limit the right of the Company or a Subsidiary to terminate Grantee’s employment.

EXHIBIT 10.7

11.	Governing Law
This Award shall be governed in accordance with the laws of the State of Illinois.

12.	Binding Effect
This Award shall be binding on the Company and Grantee and on Grantee’s heirs, legatees and legal representatives.

13.	Effective Date
This Award shall not become effective until Grantee’s acceptance of this Award and the acceptance or reaffirmation of the Noncompetition Agreement. Upon Grantee’s acceptance of this Award and the acceptance or reaffirmation of the Noncompetition Agreement, this Award shall become effective, retroactive to the Grant Date, without the necessity of further action by either the Company or Grantee.

EXHIBIT 10.7

Fenix Parts, Inc.

By
Kent Robertson
President and Chief Executive Officer

Acceptance by Grantee

I accept this Restricted Stock Unit Award and agree to be bound by all of its terms. I acknowledge receipt of a copy of the Plan, and I (i) agree to enter into the Noncompetition Agreement, a copy of which I acknowledge receipt, if I have not previously entered into such agreement in connection with the receipt of an Award under the Plan or (ii) reaffirm the Noncompetition Agreement that I have previously entered into in connection with the receipt of an Award under the Plan.

[employee name]

Grantee’s address:
_______________________________
_______________________________
_______________________________

EXHIBIT 10.7

[Signature Page for Restricted Stock Unit Award]